KING&WOOD PRC LAWYERS

40th Floor, Office Tower A, Beijing Fortune Plaza,
7 Dongsanhuan Zhonglu
Chaoyang District, Beijing 100020, China

                          KING AND WOOD OPINION LETTER

To: Asia Automotive Acquisition Corporation
    199 Pierce Street, Suite 202, Birmingham, Michigan 48009

RE: Hunan TX Enterprise Co., Ltd.

November 6, 2007

Ladies and Gentlemen:

We are qualified lawyers of the People's Republic of China ("PRC") and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof. We have acted as PRC legal counsel for Hunan TX Enterprise Co., Ltd. (the "Company"), a company incorporated under the PRC laws.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the PRC. This opinion is to be governed by and construed in accordance with the laws of the PRC and is limited to and is given on the basis of the current law and practice in the PRC.

This opinion is delivered to you with respect to the legality of the Company and the Equity Acquisition transaction.

For the purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we consider necessary or appropriate. In examining these documents, we have made the following assumptions:

(a) that all documents provided to us as originals are authentic and all documents submitted to us as copies conform to their originals;

(b) that all documents have been validly authorized, executed and delivered by all of the parties thereto, and

(c) that the signatures, seals and chops on the documents submitted to us are genuine.

Based on the foregoing examinations and assumptions and our review of the relevant documents, we are of the opinion that:

1. The Company has been duly incorporated and validly exists as a limited liability company and is in good standing under the PRC laws. The Company is an independent legal person. The Articles of Association of the Company, the business license and other constitutive documents of the Company comply with the applicable requirements of the PRC laws, including the PRC Company Law and are in full force and effect.

2. The Company has three wholly owned subsidiaries, Hunan TX Mould Manufacturing Co., Ltd., Zhucheng TX Autobody Co., Ltd., and Hunan TX Ziyang Autobody Co., Ltd. Each of the subsidiaries has been duly incorporated and is validly existing limited liability company and is in good standing under the PRC laws, with all necessary legal right, power, corporate authority to own, use, lease and operate its assets and conduct its business. Each of the subsidiaries has the status of an independent legal person. The Articles of Association, the business license and other constitutive documents of each subsidiary comply with the requirements of applicable PRC laws and are in full force and effect.

3. With respect to the Equity Acquisition Agreements regarding the acquisition of the Company made by Asia Automotive Acquisition Corporation ("AAAC"):

  (a) AAAC acquired 100% equity interest in the Company from certain Chinese citizens pursuant to the Equity Acquisition Agreement dated July 24, 2007, for which an approval from the competent local delegate agency of the PRC Ministry of Commerce was obtained on August 9, 2007, evidenced by a certificate of foreign investment approval dated August 9, 2007, in proper form and content, true and accurate.

  (b) The acquisition by AAAC of the foregoing equity interests in the Company did not conflict with any applicable laws, rules, regulations, ordinances, codes or other obligations of any governmental body in the PRC.

  (c) The acquisitions by AAAC of the equity interests in the Company was duly authorized by all necessary actions on the part of the Company and their equity holders.

This opinion is addressed to AAAC in connection with the transaction of acquisition of the Company.

Yours faithfully

/s/ King and Wood PRC Lawyers
----------------------------------------
    King and Wood PRC Lawyers